UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2010

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1227 South Patrick Drive, Building 2A, Satellite Beach, FL 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2010, Lighting Science Group Corporation, a Delaware corporation (the “Company”), entered into a Warrant Agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”), effective as of December 22. 2010. The Warrant Agreement governs the terms of the warrants (the “Warrants”) previously composing part of the Company’s units (the “Units”), which were separated pursuant to the automatic conversion of the Company’s Series D Non-Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”). Each Unit was composed of one share of Series D Preferred Stock and one Warrant. As previously disclosed, on December 22, 2010, each share of Series D Preferred Stock converted into between 0.64 to 0.66 shares of common stock (depending on the date of issuance).

Prior to giving effect to the amendments effected by the Warrant Agreement, each Warrant represented the right to purchase one share of common stock at an exercise price equal to $6.00 per share (other than the Warrants held by Koninklijke Philips Electronics N.V., which had an exercise price of $12.00 per share). Each Warrant expires on the 12th anniversary of the date of issuance and has protections in the event of certain dilutive issuances.

The Warrant Agreement provides each holder of a Warrant with an exercise price reduction ranging from $0.04 to $0.10 (depending on the date of issuance) per share of common stock issuable upon exercise of such Warrant. The Warrant Agreement also provides each Warrant holder with a credit, registered with the Warrant Agent in the name of the holder, of approximately $4.85 to $4.94 (depending on the date of issuance) for each share of common stock issuable upon exercise of a Warrant (the “Accrual Credit”). The Accrual Credit may only be used to fund the payment of the exercise price of all or a portion of such holder’s Warrants and cannot be used until the earlier of: (i) the passage of eight years from the date of issuance of each Warrant or (ii) a Liquidation Event (as defined in the Warrant Agreement) of the Company. The Accrual Credit will remain credited to the account of each Warrant holder until used, transferred (in conjunction with a transfer of such holder’s Warrants) or until the date that such Warrants are no longer exercisable.

After application of the Accrual Credit, the remaining exercise price of each Warrant, following a Liquidation Event or the eighth anniversary of its issuance, would be between $1.02 to $1.05 per share of common stock (depending on the date of issuance), except in the case of the Warrants held by Koninklijke Philips Electronics N.V., whose remaining exercise price would be approximately $7.05 per share of common stock.

The Warrant Agreement also provides for the permanent waiver by all Warrant holders of the Company’s compliance with certain anti-dilution rights contained in the Warrant Agreement. Such waiver was effectuated by Pegasus Partners IV, L.P., as holder of Warrants representing the right to purchase a majority of the shares of common stock underlying all outstanding Warrants, pursuant to the terms of the Warrant Agreement.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreement, which is filed as Exhibit 4.1 to this Current Report and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The information in the Exhibit Index of this Current Report on Form 8-K is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: January 4, 2011	By:	/s/ Gregory T. Kaiser
Name: Gregory T. Kaiser
Title: Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Warrant Agreement, dated as of December 22, 2010 by and among Lighting Science Group Corporation and American Stock Transfer & Trust Company, LLC.